News Release - June 7, 2005

Berry Petroleum Company                                                                   Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                                                    E-mail: ir@bry.com
Bakersfield, California 93309-0640                                                          Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM RANKED # 44 ON BUSINESSWEEK 'HOT GROWTH' COMPANIES LIST

Bakersfield, CA - June 07, 2005 - Berry Petroleum Company (NYSE:BRY), an independent oil and gas producer headquartered in Bakersfield, California with production in California, Utah and Colorado, made its first appearance in BusinessWeek magazine's list of ''Hot Growth'' companies. In the special report on the 100 best small companies as calculated by BusinessWeek, Berry ranked number 44, based on various three-year measures.

Robert F. Heinemann, president and chief executive officer, said, ''We are pleased to be ranked 44 by BusinessWeek on their 'Hot Growth' list and to be one of only six oil and gas industry companies represented this year. Berry's three-year results show sales growth of 27%, earnings growth of 43%, and return on capital of 15%; and, indicate that our growth is a process and not a one-time event. We are transforming Berry through acquisitions and follow-on development, and expect our growth to continue as we execute our strategic plans.''

Companies included in the BusinessWeek survey were ranked by three-year results in sales growth, earnings growth and return on invested capital. The ranks are calculated by the sum of 0.5 times its rank in return on total capital plus 0.25 times its sales and profit growth ranks.

Berry Petroleum Company is a publicly traded independent oil and gas production, exploration and exploitation company located in Bakersfield, California. The Company estimates its proved reserves are 124 million BOE. Since August 2003, Berry has acquired an interest in approximately 600,000 prospective acres in the Rockies and Mid-Continent with excellent natural gas and light oil potential. Visit www.bry.com for more information.

This release may contain descriptions of the Company's expectations regarding future business activities.  These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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